Exhibit 99.2
V 80 29 6- P3 93 26 See the reverse side for instructions on how to access materials. You are receiving this communication because you hold securities in Honeywell International Inc. (“Honeywell”). Honeywell has released informational materials that are now available for your review regarding the spin-off of its wholly owned subsidiary, Solstice Advanced Materials Inc. (“Solstice Advance Materials”). To effect the spin-off, Honeywell will distribute all of the issued and outstanding shares of Solstice Advanced Materials common stock on a pro rata basis to the holders of Honeywell common stock as of the close of business on October 17, 2025, the record date for the distribution. Immediately following the distribution, Solstice Advanced Materials and Honeywell will be two independent, publicly traded companies. This notice provides instructions on how to access the Information Statement that Solstice Advanced Materials has prepared in connection with the spin-off (the “Information Statement”), which, together with this notice, is being provided FOR YOUR INFORMATION ONLY. You are NOT required to respond or take any other action. Honeywell is NOT soliciting a proxy or other consent from you in connection with the spin-off. These materials are NOT a form for voting. The Information Statement contains important information, and we encourage you to review it. You may view the Information Statement online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). Important Notice Regarding the Availability of Materials HONEYWELL INTERNATIONAL INC.

V 80 29 7- P3 93 26 Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of the Information Statement, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.materialnotice.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line. Materials Available to VIEW or RECEIVE: ☐

V 80 29 8- P3 93 26 THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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